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                                  EXHIBIT 23.1
                                  ------------




To The Board of Directors
Safety 1st, Inc.

     We have issued our reports dated February 27, 1998 (except for Note 3, as to which the date is April 2, 1998) accompanying the consolidated financial statements of Safety 1st, Inc. and subsidiaries appearing in the Annual Report on Form 10-K for the year ended January 3, 1998, and the accompanying schedule which are incorporated by reference in this Form S-8 (containing a Reoffer Prospectus on Form S-3) Registration Statement. We consent to the incorporation by reference in the Form S-8 (containing a Reoffer Prospectus on Form S-3) Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption "Experts."



                                                     GRANT THORNTON LLP

                                                     /s/ Grant Thornton LLP


Boston, Massachusetts
June 22, 1998